Exhibit 3.6

CERTIFICATE OF CORPORATE DOMESTICATION

OF

Sono Group S.A.

Pursuant to Section 388

of the Delaware General Corporation Law of the State of Delaware

This Certificate of Corporate Domestication of Sono Group S.A. (this “Certificate”) has been executed and delivered on _______, 2026 for filing with the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) by the undersigned person who is authorized to sign this Certificate on behalf of Sono Group S.A., the non-United States entity becoming domesticated as a corporation in the State of Delaware (the “Luxembourg Company”) by, among other steps, the filing of this Certificate with the Secretary of State.

1.               The Luxembourg Company was first formed, incorporated, created or otherwise came into being on October 28, 2025 as a private limited liability company (société à responsabilité limitée) under the corporate name of Sono Group S.à r.l., and on ________, 2026 was converted into a public limited liability company (société anonyme) under the corporate name of Sono Group S.A., in each case, in the jurisdiction of the Grand Duchy of Luxembourg.

2.               The name of the Luxembourg Company immediately prior to the filing of this Certificate is Sono Group S.A.

3.               The name of the corporation as set forth in its certificate of incorporation filed in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is Sono Group, Inc.

4.               The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Luxembourg Company immediately prior to the filing of this Certificate is the Grand Duchy of Luxembourg.

5.               The domestication has been approved prior to the effectiveness of this Certificate in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Luxembourg Company and the conduct of its business or by applicable non-United States law, as appropriate.

6.               All provisions of the plan of domestication adopted in accordance with Section 388(l) of the General Corporation Law of the State of Delaware have been approved prior to the effectiveness of this Certificate in accordance with all applicable non-United States law, including any approval required under non-United States law for the authorization of the type of corporate action specified in the plan of domestication.

7.               Both of the certificates required by Section 388(b) of the General Corporation Law of the State of Delaware are being filed simultaneously with the Secretary of State, and both certificates are to become effective on __________, 2026 at __:__ _.m. Eastern Time.

By:	/s/
Name:	Kevin McGurn
Title:	Chief Executive Officer